Exhibit 3.11

State of Delaware Secretary of State Division of Corporations Delivered 07:31 PM 01/13/2012 FILED 07:31 PM 01/13/2012 SRV 120049225 - 4628190 FILE

CERTIFICATE OF MERGER

MERGING

BOOMERANG ACQUISITION CORPORATION,

a Delaware corporation

WITH AND INTO

CARDSTAR, INC.,

a Delaware corporation

CardStar, Inc., a Delaware corporation, pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the name and the state of incorporation of each of the constituent entities to the merger are as follows:

Name	State of Incorporation

Boomerang Acquisition Corporation	Delaware
CardStar, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of January 13, 2012 (the “Merger Agreement”) by and among Constant Contact, Inc., Boomerang Acquisition Corporation, CardStar, Inc. and Brookside Stockholder Representative, LLC, as stockholder representative, has been approved, adopted, executed and acknowledged by each of Boomerang Acquisition Corporation and CardStar, Inc. in accordance with the requirements of Section 251 of the DGCL and, with respect to Boomerang Acquisition Corporation, by the written consent of its sole stockholder in accordance with Section 228 of the DGCL, and, with respect to CardStar, Inc., by the written consent of the holders of a majority of its outstanding capital stock in accordance with Section 228 of the DGCL.

THIRD: In accordance with the Merger Agreement, Boomerang Acquisition Corporation will merge with and into CardStar, Inc. (the “Merger”). Following the Merger, CardStar, Inc. will continue its existence as the surviving corporation and the separate corporate existence of Boomerang Acquisition Corporation will cease. The name of the surviving corporation shall be CardStar, Inc.

FOURTH: That, upon the effectiveness of the Merger, the Certificate of Incorporation of the surviving corporation shall be amended and restated to read in its entirety as set forth on Exhibit A attached hereto.

FIFTH: The executed Merger Agreement is on file at the principal place of business of CardStar, Inc., located at 1601 Trapelo Road, Waltham, MA 02451.

SIXTH: A copy of the Merger Agreement will be furnished by CardStar, Inc. on request, without cost, to any stockholder of CardStar, Inc. or Boomerang Acquisition Corporation.

SEVENTH: That this Certificate of Merger shall be effective upon the filing hereof with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, CardStar, Inc. has caused this Certificate of Merger to be signed by an authorized officer as of January 13, 2012.

CARDSTAR, INC.
a Delaware corporation

By:	/s/ Andrew Miller
Andrew Miller
President and Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARDSTAR, INC.

FIRST: The name of the corporation is:

CardStar, Inc.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is five thousand (5,000), and the par value of each of such shares is one cent ($0.01), amounting in the aggregate to fifty dollars ($50.00) of capital stock.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:

(a)	The election of directors need not be by written ballot.

(b)	The Board of Directors shall have the power and authority:

(1)	to adopt, amend or repeal by-laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws; and

(2)	to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

(3)	subject to any provision of the by-laws of the corporation, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws of the corporation or by the Board of Directors.

SIXTH: No current or former director of the corporation or any predecessor corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any current or former director for or with respect to any acts or omissions of such current or former director occurring prior to the effective date of such amendment or repeal.

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